EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-30320 and 333-24749), and Forms S-3 (File Nos. 333-94379 and 333-46426) of Boston Biomedica, Inc. of our report dated March 4, 2004  relating to the consolidated financial statements and financial statement schedule, which appears in this Annual Report Form 10-K.

/s/ Weinberg & Company, P.A.

Boca Raton, Florida
March 26, 2004